                                                                    EXHIBIT 99.1

                                        CONTACT:  Robert K. Hynes (212) 355-5200

RELEASE DATE:  JUNE 7, 2004

FOR IMMEDIATE RELEASE

                     WHX ANNOUNCES RESULTS OF ANNUAL MEETING

NEW YORK, N.Y. - JUNE 7, 2004 - WHX Corporation  (NYSE: WHX) today announces the results of its annual meeting of stockholders, held on June 2, 2004 in New York,
New York. At the meeting, the common stockholders elected Garen W. Smith, Marvin
L.  Olshan and  Raymond S.  Troubh as  directors,  to hold  office  until  their successors have been duly elected and qualified.  The common  stockholders  also ratified the appointment of  PricewaterhouseCoopers  LLP as independent auditors for the fiscal year ending December 31, 2004.

In addition,  two preferred  stockholders  had  solicited  proxies in support of their election as directors,  but no action was taken on this matter because the inspector of election has advised  that a quorum of preferred  stockholders  was not present at the meeting.  The  Certificates  of  Designation  for each of the
Company's Series A Preferred Stock and the Series B Preferred Stock provide that the Company's preferred stockholders have the right to elect up to two directors to the  Company's  Board of Directors  under certain  circumstances,  which have occurred.  In  order  for  the  transaction  of any  business  by the  preferred stockholders  at the meeting to occur,  Delaware law  requires  that a quorum of preferred  stockholders  be  present  in person or  represented  by proxy at the meeting (a quorum  consists of a majority of the  outstanding  preferred  shares entitled to vote). The inspector of election has advised that  approximately 49%
of the preferred  shares were present at the meeting,  and  accordingly a quorum did not exist,  and no action by the holders of Preferred Stock was permitted to be taken at the meeting.

WHX is a holding  company  that has been  structured  to invest in and  manage a diverse  group of  businesses.  WHX's  primary  business  is Handy &  Harman,  a
diversified   manufacturing   company  with   activities   in  precious   metals
fabrication, specialty wire and tubing and engineered materials.

FORWARD-LOOKING STATEMENTS
This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the
Securities Exchange Act of 1934, as amended, which are intended to be covered by
the  safe  harbors   created   thereby.   Investors  are   cautioned   that  all
forward-looking  statements  involve risks and  uncertainty,  including  without limitation,  general economic  conditions,  the ability of the Company to market and sell its products, and the effects of competition and pricing.  Although the
Company believes that the assumptions underlying the forward-looking  statements are reasonable, any of the assumptions could be inaccurate, and therefore, there cannot be assurance that any  forward-looking  statements included in this press release will prove to be  accurate.  In light of the  significant  uncertainties inherent in any  forward-looking  statements  included herein,  the inclusion of such information  should not be regarded as a  representation  by the Company or any other person that the objectives and plans of the Company will be achieved.